Exhibit 99.1

Contact:	Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS NOMINATES GREGORY P. JOSEFOWICZ FOR ELECTION TO ITS BOARD OF DIRECTORS

CHICAGO - May 10, 2007 - Gregory P. Josefowicz, 54, has been nominated for election to the board of directors of Telephone and Data Systems, Inc. (AMEX: TDS, TDS.S). Prior to his retirement in July 2006, Mr. Josefowicz served as president and CEO of Borders Group, Inc. for approximately seven years. He was named chairman of Borders Group in 2002, and held the position until his retirement.

Mr. Josefowicz will stand for election by the holders of TDS Common Shares and TDS Special Common Shares as an independent director at the company's 2007 annual meeting of shareholders. If elected, Mr. Josefowicz will fill the vacancy resulting from the decision of Martin Solomon not to seek re-election. Mr. Solomon served with distinction on the TDS board of directors for more than 10 years.

"We are pleased he has agreed to stand for election to the TDS board of directors," said Walter Carlson, TDS chairman. "With over 20 years of experience leading large retail organizations, he would be an excellent addition to the TDS board. We welcome the executive management, retail merchandising and consumer marketing insight and expertise Greg would provide."

Continued Mr. Carlson, "We'd also like to thank Martin for his many years of service. His intelligent, strategic insights and financial acumen were much appreciated by our board and members of management throughout the TDS group of companies."

Mr. Josefowicz is currently a member of the board of directors of PetSmart, a leading pet supply and services retailer, Winn-Dixie Stores, one of the nation's largest food retailers, as well as the metal services company, Ryerson. He also currently serves Borders Group, a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide, as a senior-level consultant. Before joining Borders Group, he was president of Jewel-Osco, a division of Albertson's, Inc., one of the largest food-drug chains in the U.S.

Mr. Josefowicz holds a bachelor's degree from Michigan State University and a master's degree from Northwestern University's Kellogg Graduate School of Management, where he serves as a member of the school's Advisory Board.

IMPORTANT INFORMATION: Additional information relating to the foregoing nomination will be included in the company's definitive proxy statement, to be filed with the Securities and Exchange Commission. The company encourages shareholders to read the definitive proxy statement when it becomes available because it will contain important information about the company and the nominee. Shareholders and other investors may access the company's proxy statement, at no cost, when it is available and other relevant company documents at the SEC's web site (www.sec.gov). The proxy statement will also be available on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filing page. The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company's shareholders in connection with the forgoing nomination. Information regarding the security ownership and other interests of the company's executive officers and directors will be included in the definitive proxy statement.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of March 31, 2007, the company employed 11,600 people and served 7.2 million customers/units in 36 states.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com